Exhibit 99.1

Event ID:         5290732

Culture:         en-US

Event Name:    Q1 2014 Alcoa Inc. Earnings Conference Call

Event Date:      2014-04-08T21:00:00 UTC

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Notes:

Converted From Text Transcript

Event ID:        5290732

Culture:         en-US

Event Name:    Q1 2014 Alcoa Inc. Earnings Conference Call

Event Date:     2014-04-08T21:00:00 UTC

C:	Kelly Pasterick;Alcoa Inc.;Director of IR
C:	Klaus Kleinfeld;Alcoa Inc.;Chairman and CEO
C:	William Oplinger;Alcoa Inc.;EVP and CFO
P:	Sal Tharani;Goldman Sachs;Analyst
P:	Paul Massoud;Stifel Nicolaus;Analyst
P:	Michael Gambardella;JPMorgan Chase & Co.;Analyst
P:	Brian Yu;Citigroup;Analyst
P:	Timna Tanners;BofA Merrill Lynch;Analyst
P:	Josh Sullivan;Sterne, Agee & Leach;Analyst
P:	Paretosh Misra;Morgan Stanley;Analyst
P:	Andrew Lane;Morningstar;Analyst
P:	Harry Mateer;Barclays Capital;Analyst

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+++ presentation

Operator^ Good day, ladies and gentlemen, and welcome to the Q1 2014 Alcoa Inc. earnings conference call. My name is Whitley, and I’ll be your operator for today.

(Operator Instructions)

As a reminder this call is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Ms. Kelly Pasterick, Director of Investor Relations. Please proceed.

Kelly Pasterick^ Thanks, Whitley. Good afternoon and welcome to Alcoa’s first quarter 2014 earnings conference call. I’m joined by Klaus Kleinfeld, Chairman and Chief Executive Officer, and William Oplinger, Executive Vice President and Chief Financial Officer. After comments by Klaus and Bill, we will take your questions.

Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation and in our most recent SEC filings.

In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most directly comparable GAAP financial measures can be found in today’s press release, in the appendix of today’s presentation, and on our website at www.alcoa.com under the “Invest” section. Any reference in our discussion today to EBITDA means adjusted EBITDA, for which we’ve provided calculations and reconciliations in the appendix.

And with that I’d like to turn the call over to Klaus Kleinfeld.

Klaus Kleinfeld^ Hello, good afternoon. Let me characterize our first quarter. We’ve seen solid results in the first quarter as the transformation of Alcoa accelerates.

So let’s talk about the operational performance. We’ve seen strong earnings throughout increased sequentially, downstream record performance, up 9% year on year.

Midstream earnings rebound almost triple quarter over quarter. Record auto revenues. And this is just the start as we will see later.

In upstream we have an improved performance. It’s the tenth consecutive quarter that we’ve seen that. And we’ve seen the highest Alumina first quarter profit since 2011.

Another point on the operational performance, productivity stands at $250 million. And the good news is it really comes from all segments, so everybody is performing well.

The second big point in the quarter is the portfolio transformation. We’ve seen two big elements. The growth element, we commissioned our $300 million Davenport, Iowa automotive expansion. It’s operating now.

We are investing $40 million in our value-add specialty packaging facility in Brazil. We are expanding our proprietary wheel facility in Hungary to cater to the European market.

And the second element, restructuring. A major part of the restructuring comes from the smelting capacity. We’ve taken out in this quarter roughly 420,000 tons of smelting capacity in Australia, US, as well as in Brazil.

And on top of it we are changing our portfolio and announced that we are taking down our can sheet rolling capacity by 200,000 tons through closing our rolling mills in Australia. And this will happen at the end of the year.

So, with that said, let me hand over to Bill.

William Oplinger^ Thanks, Klaus. Let’s quickly walk through the income statement. Revenue declined on a sequential quarter basis to $5.5 billion, driven primarily by the shift from third party to internal sales, as the primary segment typically restocks the pipeline for our midstream business in the first quarter. Versus a year ago, capacity reductions in Primary Metals, combined with an 8% decline in year-over-year realized aluminum prices, caused revenues to fall 6% from the first quarter last year.

Cost of goods sold percentage decreased sequentially by 190 basis points due to better price and mix for the quarter, and productivity gains partially offset by lower metal prices. Note that overhead costs are down both on a sequential and year-ago quarter basis. In the other income and expense line, we realized a $28 million gain from the sale of our ownership interest in the Suriname Gold Company, Surgold, offset by startup costs in Saudi Arabia recognized in equity income, and unfavorable currency adjustments.

Our effective tax rate for the quarter is 28%. However, if you exclude the impacts of discrete and special items, our effective tax rate is 46%, which is consistent with our expected operational rate for the year. However, we’ll continue to experience swings in the rate given the volatility of our profit drivers with each taxing jurisdiction.

So overall, results for the quarter are a net loss of $0.16 per share. Excluding special items we have net income of $0.09 per share, more than double adjusted earnings from the prior quarter.

Let’s take a closer look at the special items. Included in the net loss of $178 million is an after-tax charge of $276 million or $0.25 per share associated with special items, primarily for restructuring.

During the course of the quarter we announced curtailments and closures in Massena, Brazil and Australia. Combined, these actions resulted in $255 million of restructuring charges.

In addition, we took a $28 million charge related to a write-off of a cost associated with the cancelled Baie-Comeau modernization project, and additional restructuring charges in the downstream and corporate segments. Roughly 45% of these charges are non-cash, related to the writedown of inventory and assets.

Since the Australian plants will be closed during the course of 2014, further restructuring charges are expected to be between $100 million to $125 million after tax for the remainder of 2014. Approximately 85% of these charges are expected to be non-cash.

In addition, we experienced unfavorable impacts related to the restart of one potline at the Saudi JV smelter amounting to $13 million in the quarter. Discrete and special tax items in the first quarter were a benefit of $22 million, which we have backed out of the operating earnings.

Lastly, we back out the favorable impact of the after-tax after non-controlling interest gain of $11 million on the sale of Surgold. So in aggregate, this results in net income, excluding special items, of $98 million or $0.09 per share.

Let’s move to the sequential bridge. This bridge looks at the impacts on a sequential quarter basis. Both LME and ForEx went against us this quarter, as LME prices on a 15-day lag were down by $54 per metric ton. And the dollar weakened toward the end of the quarter which resulted in unfavorable remeasurement impacts.

Performance for the quarter of $99 million more than offset both market impacts and cost headwinds. Volumes were down slightly from last quarter, particularly from two fewer days of production in the upstream business, and impacts from smelter curtailments, offset by strong auto sheet volumes and improvement in the industrial markets.

The quarter benefited from both stronger alumina prices relative to the declining LME and stronger premiums. The regional premium impact was $63 million after tax. This was somewhat offset by continued pricing pressures in the industrial and packaging markets in GRP.

All of the businesses continued to deliver strong productivity gains. In addition we saw significantly better energy costs in our Primary Metals business. Cost headwinds for the quarter were predominantly driven by unfavorable sequential LIFO impacts, partially offset by favorable cost absorption in the rolled products segment.

This quarter we’ve included a year-over-year look to see the progress we’ve made across the business. On a year-over-year basis, LME was a significant headwind as prices on a 15-day lag were down $310 per metric ton, and partially offset by a stronger Australia dollar and Brazilian real.

We delivered $160 million of after-tax productivity gains, $250 million pre-tax, as Klaus alluded to, putting us ahead of our 2014 targets. Volumes are higher driven by aerospace growth for both EPS and GRP, higher aluminum wheel demand, and an increase in alumina shipments.

Higher premiums, both regional and cast house value-add and stronger alumina index pricing year over year were a positive contributor to the favorable price mix impact. This performance was partially offset by pricing pressures in the packaging market.

Cost headwinds year over year were predominantly driven by inflationary increases to labor and transportation costs, weather-related cost increases, and Saudi Arabia startup costs. These costs are partially offset by lower pension expense and better cost absorption.

Turning to the segments. The value of the EPS business shows through again this quarter. EPS generated record ATOI of $189 million, up 13% sequentially, and up 9% compared to the first quarter of 2013. This segment reported its best ever Q1 adjusted quarterly EBITDA margin of 22.2%.

Third party revenue was $1.4 billion, up 3% sequentially and up 1% versus Q1 2013. Revenues would have been higher had it not been for the extreme weather we experienced in North America. Excellent productivity achievements offset the weather impacts in the quarter.

Looking toward 2Q, we expect the aerospace market to remain strong but see lower US defense spare parts demand. Regarding our non-residential construction business, we’ll continue to see a decline in Europe but we expect continued gradual recovery in North America. Heavy duty truck will remain strong in North America, but will be partially offset by declines in Europe.

So in aggregate we expect a 4% to 6% year-over-year increase in ATOI. And for the first time ever, the downstream EPS segment is targeting after-tax earnings of $200 million or more in the second quarter.

Turning to GRP. In January, we said that the rolled products segment would rebound from its fourth quarter results. And it did just that, nearly tripling earnings in the quarter. There are a few drivers impacting the result this quarter.

Higher Midwest premiums drove a favorable impact to earnings. Since this segment is on an average inventory method, higher metal prices hit the bottom line in the near term, resulting in a $15 million improvement over the fourth quarter.

Overall volume is slightly higher versus the previous quarter. The improved industrial volumes in Europe were offset by weaker demand in North America. We continue to be impacted by the continued market pressure and unfavorable pricing impacts in packaging.

Auto sheet volumes were strong resulting in record automotive revenues. Improved productivity and cost containment, combined with the favorable fixed cost absorption, significantly benefited the result. Lastly, included in the segment results is $11 million of after-tax charges associated with the announced closures of the Australian rolling mills.

As we look into the second quarter, we expect this segment to be impacted by strong auto demand. Industrial volumes are expected to strengthen in the US. However, pricing is still under significant pressure. We expect continued pressure on packaging prices. In summary, ATOI is expected to be up 20% versus the first quarter results, excluding changes to currency and metal prices.

Let’s move to Alumina where performance remained strong. Earnings increased for the sixth straight quarter to $92 million. Even excluding the benefit of the sale of our Surgold interest, it’s the highest Q1 earnings since 2011.

Earnings were bolstered by the highest third-party shipments since 2009, driven by a shift from inter-company to third party as smelter curtailments have taken place, while our Australian refineries set a quarterly production record for average tons per day. Our spot and alumina price index sales were 61% of third-party sales. And those revenues are consistently higher than prices in our legacy portfolio of LME-based alumina contracts. Sequentially this had a favorable $37 million impact.

Overall performance was $19 million higher that in Q4 in spite of the $15 million impact of lower volume due primarily to two fewer days of production. Productivity actions partially offset higher energy costs and cost increases, with $2 million of those cost increases due to the ramp up of the Saudi refinery.

The sale of Surgold, part of our portfolio realignment strategy, generated $18 million after tax, pre-minority earnings for the quarter. For 2014, our third-party pricing mix will reach 65% tied to spot or API prices. In the second quarter we expect our production levels to decline due to lower production from the Pocos refinery in connection with the Pocos smelter curtailment.

In addition, we continue to ramp up pre-operational activities at the Saudi Arabia refinery and expect to spend an additional $5 million in the second quarter over first quarter spending. In summary, we expect productivity gains to offset energy and cost increases, excluding the additional pre-operational costs in Saudi.

Moving to Primary Metals. In this segment, sequential performance improved $62 million which, combined with the Alumina segment, marks our tenth straight quarter of performance improvement in the upstream businesses. This quarter, favorable regional premiums of $63 million and product premiums of $7 million were major contributors, with lower volume due to the two fewer days of production and weather having a negative impact of $8 million.

Energy costs improved $24 million due to lower power prices at our Spanish smelters. But that benefit was partially offset by higher energy costs in the US and Latin America. Cost increases of $26 million were driven by alumina cost increases of $15 million as we transfer alumina to our smelters at market prices. And taxes increased $11 million in the segment.

Portfolio actions, including inventory write-offs associated with the curtailments, reduced sequential earnings by $14 million. So, for Q2, our pricing will continue to lag by 15 days to the LME prices. Our volumes will decrease due to closure at Massena East that was completed on March 31 and the Brazilian smelter curtailments that will be complete by the end of May.

In addition, the restart of the Saudi Arabia JV smelter continues and we expect it to be completed by the end of the second quarter. In summary, we expect productivity gains to offset spending increases in the second quarter, excluding the impact of regional premium price changes. Regarding regional premiums, since many of you have asked about the timing impact on our results, we’ve included a schedule in the appendix showing the approximate exposure to the various premiums and the timing for affecting profitability.

Moving on to working capital. We’ve made a change in 2014 to how we measure and incent working capital improvements. Historically we have showed an ending-days working capital, which is reflective of the working capital on the balance sheet at the end of the period.

However, this measure really didn’t reflect how much capital was being tied up during the course of the quarter. So we’ve begun to use an average working capital measure reflecting the average of each month’s ending working capital. This is important because a reduction of working capital during the quarter saves the Company financing costs.

Since each day of working capital is worth roughly $60 million, the cost of capital savings equates to $5 million annually for each day reduction. So, an annual average reduction of five days saves the Company $25 million in financing costs during the course of the year.

Using this new measure, we’ve reduced working capital by two days versus 1Q 2013, and 25 days since the beginning of 2009, contributing roughly $1.6 billion in cash. 1Q 2014 marks the 18th successive year-over-year improvement in days working capital.

Moving on to the cash statement and liquidity. Many of you have heard us talk about the normal cash outflow. For the first quarter, this year followed that same pattern with a free cash outflow of $760 million. This is based on a number of factors.

In the first quarter we make annual incentive compensation payments and semi-annual interest payments. In addition this year we made the first of five payments to the US government for the DOJ SEC settlement.

Also in the quarter working capital built based on a number of factors — higher receivables due to stronger sales in the mid and downstream in March, seasonal increases on the inventory side preparing for the typical stronger second quarter, and we increased inventory due to the ramp up of automotive production.

Moving on to the pension, the global pension contribution requirement for 2014 is expected to be $625 million. In the first quarter we contributed $91 million of cash.

Lastly, capital expenditures for the quarter were $209 million, with $92 million on growth projects. Nearly 90% of that growth spend was in the mid and the downstream.

Turning to debt and cash. Debt declined during the course of the quarter by roughly $575 million to $7.7 billion. That’s the lowest level since the third quarter of 2007. The decline was driven by maturing of the convertible notes on March 15, 2014.

As a result of the conversion, Alcoa issued a total of 89 million shares of common stock, 26 million of which impact the share count for the quarter due to the conversion occurring late in the quarter. The full 89 million shares will be outstanding common stock in the second quarter EPS calculation.

Debt to cap returned to our target range of 30% to 35%, declining by over 300 basis points from the fourth quarter due to the debt conversion. Cash on hand stood at $665 million at the end of the quarter, with zero commercial paper or borrowings on short-term loans outstanding at the end of the quarter.

I’ll conclude the review of the quarter with a discussion of the 2014 targets. Year-to-date productivity is ahead of schedule with $250 million of productivity actions achieved in the first quarter.

Gross capital spend was $92 million and is anticipated to ramp up during the year to meet the $500 million target. Saudi spending of $35 million is essentially right on target. Sustaining capital was $117 million, significantly lower than the run rate of $750 million would suggest, but we anticipate that this will also ramp up during the year.

Debt to cap is already back into our target range. And, lastly, while we did have a cash outflow in the quarter we still anticipate generating positive free cash flow for the year.

Let me turn to the alumina and aluminum markets. We reaffirm our expectations that aluminum demand will grow globally at 7% this year, 4% excluding China.

Supply and demand for both the alumina and aluminum markets are essentially balanced. The 2014 alumina supply-demand situation is that the market will be in a surplus of roughly 2.3 million metric tons, or 2%. However, there are a number of variables that could swing this market.

Included in these are the Indonesian bauxite ban, which is an evolving situation and if it persists could limit refining capacity in China. Secondly, we assume Indian production increases in 2014, but most of this is coming from refineries that have not been able to secure local bauxite. And, third, we assume that China will need to import around 3.4 million metric tons of alumina to balance their domestic deficit.

On the aluminum side we’ve tightened our forecast by nearly 430,000 metric tons, driven by curtailments in the rest of the world, including our own announced curtailments. The result is a deficit of roughly 730,000 metric tons.

Inventories remain stable at about 76 days. And premiums stayed strong during the quarter leveling out at $0.1825 per pound for the Midwest spot, with the other premiums steady.

Now let me turn it back over to Klaus.

Klaus Kleinfeld^ Very good. Thank you very much, Bill. So let’s start with the end markets. And, in the usual fashion, we start with aerospace.

In aerospace we ramped up our forecast here by 1 percentage point. And we are now at 8% to 9% growth that we forecast for this year.

Why do we see that? We see a continued strong performance from the large commercial aircraft segment. We believe it’s up by 12.1%.

If you look at Boeing and Airbus, the backlog stands now at 10,675 aircraft units, which is well over eight years of backlog. We’ve just seen recently strong demand coming from Asia and the Gulf region. If you just look at the last three months, the Singapore Air Show 90 orders and options for Airbus.

And just recently Japan $26 billion of orders coming from JAL as well as ANA, both to Airbus and Boeing. And all of that has been happening in the last months. That’s pretty exciting.

At the same time, the Airline Monitor has also reported the aircraft prices. And they report average prices to be up 2.1% for Boeing and 5.7% for Airbus.

And IATA, very strong indications for good fundamentals. Passenger demand up by 5.8%, cargo demand up 4%, and airline profitability now projected to stand at $18.7 billion.

Also nice here in the other segment, the smaller segment, regional jets. That has nicely rebounded plus 13.2%, and now has a backlog of roughly five years with over 1,200 aircraft.

The second segment is automotive. So, in automotive, we have regional markets, so let’s first look at USA. We continue to believe in a 2% to 5% growth for this year.

Why do we believe in that? The March numbers have just come in. Orders up 1.5 million units, which means an increase of 29% month over month, 6% year over year.

And on top of it, if you look and kind of get an indicator of how much demand is still sitting there, how much pent-up demand is still sitting there, take a look at the average age of the fleet. The average age of the fleet stands at 11.4 years here in the US. Historically, the number is 9.4 years, so quite a bit of pent-up demand still. So orders up.

Inventories down, down by 13 days. It now sits at 62 days compared to 75 days in February. And the average, the historic average, is around 60 to 65 days, so pretty much in the range of the historic average. Good news.

However, incentives helped. Incentives are up 8.6% — that’s a February number — versus last year. And it now sits at $2,718 on average — dollars, that is — on average.

Production is also up and that’s obviously an important number for us. The February number is 1.39 million units, and that’s up 4% year on year and 7% month on month.

In Europe automotive, the picture also has slightly improved. We now believe a 0% to 4% growth range, up from what we predicted before, the range between minus 1% and plus 3%.

Why do we see that? Registrations are up 6.6% year to date, February number. Exports grow. They are forecasted to grow by 3.4%. That alone is 4.48 million cars projected. Production is up 9% month on month and 4% year on year. That’s all good.

And let’s go to automotive China. We continue to believe in our forecast of the growth that ranges between 6% to 10% for this year.

Another good story comes from the heavy trucks and trailer market in North America. We are substantially increasing our production forecast to 5% to 9% growth range. We used to have in the last quarter our projection at plus 1% to 5%, so you see that there’s a lot of good stuff happening there.

What is happening there? We’ve seen orders increase. Plus 15.3% in the first quarter versus the fourth quarter. And if you add into this plus 40.6% growth from the third quarter to the fourth quarter. So, you get the picture.

The orders in the first quarter stood at 91,100 trucks, and that’s 35.2% up from the first quarter in 2013. This is the highest first quarter since 2006. So pre-crisis. So that’s a pretty good situation.

Also this has led to an increased backlog. The backlog at the February number now stands at 114,100 trucks. That’s 36% above the year-on-year number here.

We also are seeing decreased inventory, a very important indicator. February number stands at 47,300 trucks. And this is pretty much close to the historic level which is at 43,000 trucks.

Strong production also. We are seeing 65,200 in the first quarter trucks. That’s up 19% year on year and 8.3% quarter on quarter.

And on top of it, looking at the fundamentals, what to expect going forward, strong freight demand plus 3.2%, increased freight prices plus 1.6%, and a better fleet profitability. Fleet profitability on average is up to 4.7% versus — this is the fourth quarter number — versus the third quarter of 4.5%.

In Europe, commercial transportation also an improved situation, and we are taking our forecast up. The range still is a negative range, minus 1% to minus 5%. But we used to have minus 6% to minus 9% so this is pretty much improved picture that we’re seeing there.

If you look at the orders, you actually see the orders came in at 6.4% improvement, plus 6.4% in Western Europe. However, we believe that some of this is really caused through the supply chain issues coming from the changeover in the norms from the Euro 5 to the Euro 6. And we believe that these orders will basically level off. That’s why we’re not more optimistic on the market there than what we reflect our changed forecast here.

We also see an increased production at 16.3% up. China commercial transportation, our forecast is unchanged. We basically believe a range from minus 1% to plus 3%. And before you get too negative on that I want to remind you that last year we saw record growth of 30% in a market that already basically is bigger than all of the rest of the world. So, that’s still a pretty decent number and a very attractive market to be in.

So, next market segment, beverage can and packaging. We continue to believe in a growth between 2% to 3%. North America we think is declining between minus 1% and minus 2%.

In Europe we expect an increase between 2% to 3%. In China we see 8% to 12% increase. And what we see there driving very much the increases not just the increased consumption but also the increased conversion from steel to aluminum.

Next segment, building and construction. North America, good story there. We expect to see a gradual growth, finally. And we think that the range is going to be 3% to 4%. And the early indicators look really encouraging.

Let me start with Architectural Billing Index. That remained positive, 50.7 in February, up from 50.4 in January. Usually there’s a lag time between this, of 12 to 15 months until those architectural billings really become construction spending. So, it’s a really good early-early indicator.

Another early indicator on non-residential contracts award, up 11.5% [Alcoa Correction to Transcript: Mr. Kleinfeld said “12.5%”]. This is the rolling 12-month average. And usually there’s a 9- to 12-month lag time to contract construction spending. And then there’s the Case-Shiller Home Price Index, and that now rose for seven quarters up 11% in the fourth quarter.

Let me also address one other thing that has been discussed quite a bit. And we also saw it in our order intake in the first quarter here in the US, where it slowed down. It slowed down — the order intake there slowed down — and this has pretty much single-handedly been driven by the extremely cold weather.

So what do we see now? We’re seeing on those sites now, as the sites got delayed, the concrete couldn’t get poured, people are now trying to catch up, and trying to make the dates that they had projected for their projects. So, we continue to be optimistic in the recovery of that market and don’t believe that there’s any substantial change in this. It was really weather that hit there.

In Europe, building and construction we continue to see a decline in growth. We think that this is going to be between minus 2% to minus 3%. And in China we believe the market will grow from 7% to 9%.

Industrial gas turbines — we expect the industrial gas turbine airfoil market to decline between minus 8% and minus 12%. The orders are flat relative to 2012 levels, and down from the 2011 levels. And the spare demand is down given the shifts in the energy mix, as well as the usage in key markets.

So if you look, for instance, at Europe you’ll see gas-fired power is getting clobbered by low-priced coal. And subsidized renewables…and utilities are even mothballing state-of-the-art gas-fired power plants.

And if you look at the US, you’ve actually seen the natural gas price has come up, and that allowed coal to win some market share back.

So, this basically concludes our end-market overview. Let’s now talk about some exciting things that are happening at Alcoa. And let’s start with our exciting value-add business.

So, here you see a break down on the left-hand side of our value-add revenues. At the last year the value-add revenues made up $13.1 billion revenues. This was 57% of our revenues. And they made up 80% of our segment profits. That’s how important this segment already is today.

Today I want to focus really only on four of those segments. And that doesn’t mean that there’s not much exciting stuff going on in the other segments. Last time I talked about building and construction. I will do that again probably in the next quarter.

So, let’s focus on these markets, aerospace, automotive, commercial transportation and packaging. And let me give you a little color on what’s going on there.

One thing that all of these markets have in common, they all grow, and they all grow substantially. And on top of it we offer something that goes into that growth and grows on top of it. Aerospace 7.5% market growth projected for the next three years. Eight year order backlog.

And automotive. In automotive sheet we expect a 50% average growth in the next year. North America, we believe the auto sheet market by 2025 will cover 1 million metric tons. I’ll talk more about it.

Commercial transportation, 3.4% average growth rate in the truck market. And the wheels market, the shift over from steel to aluminum is going on in a very exciting way.

Packaging 2% to 3% global market growth. Again penetration versus steel, substitution for steel, very, very exciting.

So, let’s start with aerospace. On the aerospace side, we have a very exciting portfolio. And the portfolio comprises of three major components.

It already today accounts for $4 billion revenues and it’s made of multi material innovative solutions. So, let’s go clockwise.

Advanced aerospace structures. What does that mean? It’s sheet, plate and extrusion, aluminum. Aluminum and titanium forging and structural casting. 50% of that is titanium, 30% aluminum, 20% nickel alloy.

Second component, high-performance engine investment castings. We are global leader in the jet engine airfoil business. 100% is nickel super alloys.

And the third component here is innovative fastening systems. We are a global leader in aerospace. And we are in the airframe and in the engine application. 40% titanium, 25% steel, 35% nickel alloys. This is a unique portfolio and it gives us excellent growth opportunities in this growing market.

Next market that I want to talk about is the commercial transportation market. And I want to focus here on wheels. We are literally reinventing the wheel. We are making it lighter and brighter. And no pun intended, and I hope you will agree with me after you see what we are doing in here.

What does the consumer need? The consumer wants fuel efficiency. The consumer wants lower emissions. The consumer wants lower operating costs or they want higher payload. And we give it to them.

We give it to them through our newest innovations, the Ultra ONE wheel. It’s a wheel for heavy duty usage, and we call it heavy duty without the heavy. And why do we say that? We invented a new alloy for it. The alloy allows us to be 17% stronger and that allows us to have come out with the lightest wheel, 40 pounds only.

This wheel is 47% lighter than steel, and it’s even 18% lighter than an average aluminum wheel. In total, it helps save 1,400 pounds per rig. And that’s a big number. As an operator you can use it to increase your payload or you use it to bring your operating costs down.

The second big innovation that we brought out before that was EVO, Dura-Bright EVO, which really never loses its shine. It’s 10 times more corrosion resistant. It really doesn’t need any cleaner. It looks new all the time.

And we’re putting our money behind that. We are doubling the EVO capacity in Europe at our Hungary facility. And important to know, 67% of our Alcoa wheel sales are driven by proprietary technology. And this number will go up.

These are great products that are designed for an exciting growth market. And let’s talk about the market and take a little deeper look into the market.

Here on the left-hand side, you see the wheels market. And you see the wheels market, steel as well as aluminum commercial vehicle wheels. And you see two things.

You see on the one hand this market has been growing and will continue to grow. It will actually accelerate in the growth, as you can see here, go up from $1.5 billion to $2 billion to $2.7 billion. Very, very exciting.

But what’s equally exciting is you see the darker blue color in there which shows the projected, these actual or the projected aluminum penetration. And not only does this market grow, also we grow our penetration of the aluminum wheel in the growing market from 30% to 40% this year, and we believe 50% or potentially higher in 2018.

The good news is we have a deep understanding of our customers and you see it reflected here on the right-hand side. We literally just launched our Ultra ONE wheel and 150 fleet owners already specified the Ultra ONE wheel. That equals 67,000 wheels.

One of those fleet owners, TMC Transportation, already are starting to convert over. And, frankly, if you look at the picture there of this wonderful truck, with our wheels on it, I believe a picture says more than many words. And I certainly understand why many truckers and fleet owners for a whole host of reasons are very proud to have Alcoa wheels on their vehicle. That’s very good.

Let’s go to another segment, the automotive segment, and talking about a picture says more than a thousand words. This picture was taken in 1985. And this is the frame of the Audi A100. This was the precursor of the Audi A8.

And these two ladies from the beautiful town in Bavaria of Ingolstadt, which is the headquarters of Audi, as you can see are holding it. And they don’t look as though they just came straight out of the Ingolstadt body building shop, right? So this tells the story of lightweighting. And it really kicked off — we worked together here with Audi to develop this space frame — this really kicked off the commercial demand for aluminum in automotive.

And let me give you another fact here that I want you to keep in mind, at least until the next chart. From 1994 to today, 700,000 space frames were sold. And the reason why we only have the 1994, because that’s when the Audi A8 was launched. So, from 1994.

So over the last 20 years, 700,000 aluminum space frames were sold by Audi. This year we have been opening a new chapter. I would say that this is nothing short than historic.

In January at the Detroit auto show, this vehicle was launched by Ford, the F-150. And what is different here? It’s military-grade aluminum alloy in the body and the bed, 700 pounds lighter. Accelerates, brakes, tows and resists corrosion like never before.

And the New York Times even came out with a pretty raving review saying — a stamped aluminum body can equal or outperform steel in overall strength, dent resistance and crash protection. I need not say more.

The most important piece of information is here in the yellow bubble at the upper right. That gives you a real understanding of what’s going on. As I told you on the last slide, 700,000 Audi space frames have been sold in the last 20 years. The volume, the production volume for the F-150, in 2013 [Alcoa Correction to Transcript: Mr. Kleinfeld said “2030”] was roughly 700,000 vehicles. That gets the historic dimension.

And that also gets you understand why we are believing that we’re only seeing the start here, as you can see on this slide here. We want to capitalize on our leading position as auto goes lightweighting. We believe that the aluminum content in cars is going to quadruple very soon, basically, until the next year, and then going to grow ten-fold, as you see here on the left-hand slide.

That’s why we are building out our capacities here. Davenport is online. Our investment is operating and was completed on time and on budget.

Alcoa Tennessee will go online mid 2015. Will allow a flexible production, which is also great. And Saudi Arabia will start the first auto coil at the end of this year.

So, what does that mean for Alcoa’s revenue? And you see that here on the right hand side. Last year we stood at $229 million revenues for auto sheet. For this year we are expecting $330 million, for next year $580 million.

But you really get the picture when the volume ramps up to $1.3 billion in 2018. So, I hope you understand, looking at those slides, why we are very, very excited about the opportunities that we’re seeing here.

But it doesn’t stop there. My last segment that I want to talk about today, my last value-add segment, is the packaging segment. And the packaging segment we are really changing.

We’re repackaging this packaging segment by shifting the mix to growing value-add. You see here on the left-hand side the new Bud Light bottle. And those of you who have watched the Super Bowl I’m sure have seen the ad for the Bud Light Cool Twist bottle. This is Alcoa patented bottle technology. It’s Alcoa aluminum sheet.

Anheuser-Busch has licensed it. It’s a highly differentiated product. It’s reclosable, 84% lighter than a glass bottle, and it’s infinitely recyclable.

And we believe that there’s going to be growth in this, more than double by 2015. And we believe also, with our suite of proprietary Alcoa technology, we can offer a lot of packaging options for brand. And this is an outstanding opportunity for branding, as many of the brand companies see it.

At the same time, if you go to the upper right-hand corner, another change here in the packaging comes from our specialty packaging unit. And we just put $40 million into our specialty packaging aseptic foil business in Brazil.

The capacity, and that’s what I like, even though it only comes online in 2016 it’s totally committed, and that’s great. It’s highly differentiated and there’s a lot of growth in Latin American market, as we can see.

At the same time, and that’s the last point here on this slide, we are reducing the commodity capacity in the midstream portfolio. And this is behind the announced closure of our two Australian can sheet rolling mills, 200,000 tons. And we will execute this by the end of this year.

At the end, let’s also talk about our upstream commodity business. Our strategy here is crystal clear. We are improving our cost competitiveness to gain a higher independence from pretty wild market swings that we have been seeing in the last years.

But let me remind you of something before I lead you through this slide. Those that were with us at the investor meeting have seen this.

In 2010, the Alumina business was at the 30th percentile on the cost curve. And really on the commodity business it’s all about where you are on the cost curve. In 2013, we knocked that down to 27th percentile. And we announced that we will knock it down another 6 percentage points until 2016, to the 21st percentile.

This is fantastic. This is a very, very good business. And I said earlier today on CNBC, it’s a real gem in our portfolio. And you actually saw it in the numbers that Bill just showed. And on top of it, also changing the pricing structure here and moving it away from the bundling to LME was exactly the right strategy here.

Aluminum, it was a more difficult journey because we started out on the 51st percentile, right in the middle of the cost curve, which is highly vulnerable. But we’ve moved it down already to the 43rd percentile last year. And we also said we have actions in stock to move it further down to the 38th percentile by 2016 [Alcoa Correction to Transcript: Mr. Kleinfeld said “2018”].

So, part of the journey on the upstream on the smelting side is what’s depicted here on this slide. This shows the pre crisis volume, operating volume, of 4.1 million in the smelting.

And what do we have today after the announced, after also the announced curtailments will be executed? A reduction of capacity, of operating capacity, of 28%. And in total this is almost 1.2 million tons.

We have acted very, very fast and very drastic. This was painful but it was necessary. And we will continue to monitor the environment and act accordingly.

And obviously our tool box to improve our cost competitiveness is bigger than just closing facilities. Let me remind you also of what we were just able to do in Canada, renegotiating our power contract. Let me also remind you of the very good continued productivity improvement that we’ve seen quarter over quarter over quarter again also on our upstream business.

Last but not least, let’s also talk about Saudi Arabia. This is the single most important action to reduce us on the cost curve, because it’s the lowest cost facility on this planet for smelting as well as for alumina refining. This alone will bring us down in each one of the segments by 2 percentage points on the cost curve.

Good news is smelter is operating and we will ramp it up to full capacity. The total volume that we think we will produce for this year is 550,000 tons. Rolling mill, we rolled the first hot coil end of last year, the first auto will come at the end of the fourth quarter here.

Refinery, we’ve started up at the end of this year. And on the mine, we will produce bauxite this year. In fact, the good news that just came through today is 56 wagons have been loaded at the mining site and are ready to leave the mine site tomorrow, and make their way all the way from the mine to the refinery that’s right on the [Arabian Sea]

So, let’s summarize. We are accelerating by launching more innovative products. We are applying the Alcoa advantage and I assume I gave you quite a number of good meat around that.

We’re building out our Alcoa value-add businesses and capturing the growing demand. And at the same time, we are lowering the upstream cost base.

So with this, we’re ready to address questions. Let’s open the line.

+++ q-and-a

Operator^ (Operator Instructions)

Sal Tharani with Goldman Sachs.

Sal Tharani^ Just a quick question on how to get our hands around the benefit on the cost side for the EBITDA margin on these capacity closures. On your slide 28, your more than 400,000 tons announced, which will be, I think, which will be taken care of by the end of this year. And if I look at your EBITDA per ton on the aluminum side, you might have some adjustments but you made about $122 a ton last year, $144 the year before that.

I’m just wondering, these capacities were well below these levels where you had been making for the last couple of years. Were any of these negative EBITDA margin businesses? And also what’s going to happen to alumina associated with these facilities?

Klaus Kleinfeld^ To your first question, you are spot on. Those have been negative on an EBITDA basis, and therefore you should expect our costs to also come down, reflected in the average cost per aluminum produced.

On the alumina side, the good news is, as we’ve gotten out of this pretty good [unintelligible] rut of pricing alumina as a percentage of aluminum, and we’ve established the alumina pricing index, we have to monitor this market as a separate market. And Bill had in his presentation an overview on what we see in this market, and in the aluminum market on top of it.

And I just referred to it — we didn’t put a slide in there — is we have also a different cost structure. Cost-wise, our facilities are more competitive, which is reflected in the lower position on the cost curve.

So those are really two independent decisions. And we have adjusted some capacity but not much. But we see this, Sal, and you should also see this as two independent business decisions because they cater to two different markets.

Sal Tharani^ Thank you very much.

Operator^ Paul Massoud with Stifel Nicolaus.

Paul Massoud^ Hi, thanks for taking my questions. I wanted to just dive into the switch from packaging to auto sheet on GRP first. I know you probably don’t want to give specific numbers but is it possible to give a sense of the magnitude of difference in margin between packaging and auto sheet?

And then just more generally speaking, you’re doing it in Tennessee where you’re taking packaging facilities and converting them to auto sheet. At some point in the future over the next few years, in North America, are you expecting to see the North American market have to rely more on imports for packaging? And will that result in price increases on that side of the business, as well?

Klaus Kleinfeld^ This is two questions, really. So, on the first one, we provided a couple of additional information here, I think for you to get a better handle around it. You have the slide in my deck there that gives you an indication of how we see the growth, the revenue growth, in automotive sheet so you can directly reflect that in your projections. And we broke it down basically by years.

And it correlates — obviously it correlates highly with the ramp ups of aluminum-intense vehicles in the marketplace. So that’s the way how I would model that.

The second thing I think that I would give as recommending, we are not going to give below subsegment profitabilities. We’re not going to do that for a whole host of reasons.

But you should assume, and actually you see it reflected also in the GRP numbers already in this quarter that there are substantial differences in the profitability. And that’s also one reason why we, early on when we didn’t even see automotive, did not go for larger packaging contracts because we have been suffering from some large packaging contracts for a long, long time.

So, coming to your second question, I don’t want to speculate where this goes, frankly. A lot depends also, in my view, on how much the packaging industry values innovation. I’ve always been a big believer.

The can by itself to me is a mystery, honestly, because today you have 200 billion cans manufactured every year. And when you look at the packaging you would say — wow, is this the most appealing thing. It has a lot going for it, from recyclability to transportability to sealable, and those type of things.

But there are innovations in there. And what we have seen from studies that we conducted that pretty much market share increases for consumer firms very often have been driven by packaging innovations. And that’s why we invested in shaping technology.

So, what I showed today, this Bud Light bottle, resealable Bud Light bottle, is a great example of that. But it’s only one example because the technologies that we are using to make this bottle, you can equally well use to make other types of forms and packaging.

It doesn’t have to be resealable all the time. You could also have a shaped can. And there’s a huge degree of flexibility.

So, I very much hope, and we put some efforts into this, that the packaging industry will understand that. And that we would see also growth coming from that, and a more differentiated way how to handle this instead of being more a commodity type of approach that the packaging firms apply today, which obviously is not attractive for us. Paul, I hope that answers your questions.

Paul Massoud^ Appreciate it, thanks.

Operator^ Michael Gambardella of JPMorgan.

Michael Gambardella^ Yes, good afternoon, Klaus. I have a couple questions on the premiums. Some of your costs are associated or indexed to the LME price of aluminum. But are any of your costs indexed to premium price movements?

William Oplinger^ The energy costs, there’s a variety of different types of contracts. And just one jumps to mind. But some of the energy contracts also have a premium component to the metal price index that they use.

Michael Gambardella^ So, as a percent of your total business, how much would not be in reference to a cost increase or decrease, premium movements?

William Oplinger^ I don’t have a percent, Mike, off the top of my head but it is not overly significant. When you think about our overall cost structure, if you’re thinking specifically about smelting, roughly a quarter of the cost is energy cost. Only a small portion of those have LME linkages to them. And then within that, only a portion of that has a premium linkage also. So it’s not all that material.

Michael Gambardella^ All right. And I think the premium price was about $0.21 per pound in the quarter. How much of that is product versus price?

William Oplinger^ When you said the premium, the premium peaked out at $0.21 in the Midwest.

Michael Gambardella^ In your pricing, in your realized prices, I think the premium over LME in your total realized pricing, we had estimated was around $0.21 in the quarter between product and the Midwest and other premiums around the world.

William Oplinger^ Right. And you need to be careful to go back and look at — and we’ve provided a new level of transparency around the premiums. So, we’ve given you in the appendix the lag effect on premiums.

And so, to be clear on that, roughly 55% of our product is based on the Midwest. And that’s on a 15-day lag. 30% is in Europe. And that’s on a 45-day lag. And then the rest is really either in Japan, which we know is negotiated in the prior quarter or negotiated. So, it’s not as simple as saying the premiums in the quarter are what we see because of these lags.

Michael Gambardella^ One last question. Do you have any other smelters around the world that are currently operating and have not been yet announced that they’re going to be closing, that are losing money?

Klaus Kleinfeld^ The curtailing, I’m very happy with how well our team has been able to handle those pretty massive curtailments. And this is a very delicate process involving valued employees that really cannot do anything against this because it’s not their fault. They have been doing a great job. Very often the energy costs in that business. And then there’s a political process involved.

So, it’s not helpful to talk about this publicly before we talk about the constituents that are involved in it. But what I think you’ve seen from us, and that’s also what I meant to depict in this slide that I showed in the bridge, we will continue to monitor where the market is going. And you’ve seen that we acted swiftly, we acted drastically. So, it all depends on where the market is going. And we are committed to make money and that’s the route that we are following here, Mike.

Michael Gambardella^ But currently are there any smelters that are operating that are still losing money?

Klaus Kleinfeld^ That’s really all that I have to say on this. You look at the Primary Metals segment, you see where the Primary Metals segment is, it’s negative. So, you know the answer to this.

Michael Gambardella^ I’m just trying to get an idea how much low-hanging fruit is still there.

Klaus Kleinfeld^ Low-hanging fruit, I would not call any single one of those low-hanging fruits, to be honest. They have all been extremely hard work. And happy to invite anybody who wants to see this. And really great, great job by everybody involved. Great job.

Very often these things have a long, long history. And we want to make sure that they are done in the right way and that they are done in the way that we are not going to see additional restructuring falling into our lap.

Operator^ Brian Yu with Citigroup.

Brian Yu^ Thanks. Good afternoon, Klaus and team. On page 26 where you’ve got the slide, on the auto aluminum, I’ve got a couple questions. One is that you guys are obviously switching or adding capacity. Some of your competitors are doing the same thing.

In your discussions with the OEMs, do you see enough where the ramp is steep enough for the next several years for the market to accept all this capacity? And then, two, there seems to be a difference between body sheet and body in white. Can you discuss your level of participation in those two, and if there’s any appreciable margins differentials between those two types of products?

Klaus Kleinfeld^ Yes, let’s address it one by one. In regards to additional capacity, what have we seen? You have on this slide 26 that you referred to, youhave our structure there.

Davenport is fully committed and Tennessee is pretty much also fully committed. That’s the level of what’s going on here. And the same pretty much holds true for Saudi Arabia. So, that’s the first thing.

The second thing is, when you look at other companies, we’ve seen Novelis obviously is a player in this. They have announced in December that they will be further expanding their automotive sheet capacity is Oswego.

And then Constellium has talked about North America in January that they want to have a corporation with UACJ, through their subsidiary Tri-Arrows, to plan to form a JV. But that sounds like it’s in the planning stage. And Wise has speculated they are considering a JV with Toyota and might add that to their Muscle Shoals, Alabama facility. That’s what has been going on in the marketplace.

But look at what we’re seeing here in terms on the left-hand side of this slide 26, where you’re seeing what we believe we will be envisioning here in terms of aluminum substituting other materials, mainly steel in cars. You will see a very substantial shift, I’m convinced, to lightweighting across the board.

At this point in time, I am not concerned about the capacity situation in North America in the way that you described it in terms of over capacity. I think most folks are rather concerned about not enough capacity to cater to this growing demand.

Brian Yu^ Okay, that’s helpful. And then the body sheet versus body in white. Can you describe your level of participation in those two markets? And does that require different equipment?

Klaus Kleinfeld^ No, in reality you can use different types of automotive products, and you can use them at different places in the car. It’s a question of the strength and formability requirements, the big thing. And we will be happy to run you through this. This might actually be a good session.

I think we should do that. We should do a session, offer a session with our automotive experts to run them through technically what this is. Because technically there’s two large groups.

There’s a 5,000 Series product and 6,000 Series products. And they are mainly differentiated on the production side through the heat treatment, which changes the characteristics of the aluminum, then and the characteristics of aluminum go in line with the formability and the strength.

So, let’s go through this. And there are different profitabilities depending on this, but there are also different production steps depending on this, and different levels of innovation.

And also, don’t forget, when you want to get a handle around what our role in this market is, this whole market in the US would not be able to exist if it hadn’t been for our exclusive bonding technology that we made available to the industry. Without that it would have been impossible to go this route. And there we also get decent royalties the moment the market takes off even more.

I think we should do this. So we’ll note it down, Brian. I think this is a good idea. I know that this is not just a question that comes from you. And I think it would be helpful maybe as a conference call or so that we offer this. Okay? Thank you.

Brian Yu^ Thank you.

Operator^ Timna Tanners, Bank of America Merrill Lynch.

Timna Tanners^ Hi, good afternoon. I was hoping you could provide us an update on the situation in the aerospace market. You talked about the underlying demand, which remains strong.

But at your Investor Day, I think on your last call, you talked a little bit about the destocking time frame for different portions of the end markets, whether it be engines and airframes. So I was just wondering if you could give us an update on where that stands and how you’re seeing that evolve. Thanks.

Klaus Kleinfeld^ That’s very good, Timna. And I think you heard in general our joint optimism on the aerospace market.

Compared to, for instance, I think when we last time, and that’s when we both last time talked about this in depth was at the investor conference. And already there I was optimistic.

But at that time, I think we also had a discussion on — isn’t this, in the end, also potentially a cyclical market. Frankly, with what has been going on in the last almost half year now I, would say that at least for the next 6 to 10 years the cyclicality is probably not going to happen, partially driven by a very, very strong — or mainly driven by a very, very strong demand coming from those regions where the middle class is growing and has enough money now to travel. Which is mainly the Gulf and Asia.

And you saw that reflected whenever there’s an airshow going on in that region. The big ones are raking in fantastic order volumes. So, that’s the first thing, and that’s in the short term as well as in the mid term.

The second thing to your point, the inventory destocking, there were two items there that we addressed, I think, in the third and the fourth quarter. One item was a very temporary one and that has gone away. This was around the jet engine parts. That has gone away. That was really just a small synchronization issue.

The second one that is still there but has reduced the impact is purely around what we call aerostructural plate. And that does not affect fasteners, wing skins, engine parts, forging and all of these things. So, this is a very, very tiny segment.

And the reason why this happened is because there have been quite a number of new models that were ramped up. And all of the aerospace companies were worried that given the shortage that existed before in aerostructural plate and the long lead times in this production, they were worried that they could not ramp up their production. So, therefore, they filled their inventories.

Now that the production is ramping up, and they have gained experience, they obviously are sitting on — which is good news for them — are sitting on a larger pile of inventory that they really need, and so they are going through this. This is an absolutely normal situation that we have seen again and again and again in the ramp up phases of new models in aerospace.

But what you also saw in this quarter is, even though the plate destocking is happening, and we have seen in this quarter also — this affects only our GRP business, by the way. You have to look only at the GRP. It’s a small segment in the GRP. And what you’ve seen in this quarter has basically been offset by other commercial actions in this business.

So this is really not a big deal anymore. And you don’t even see it in the numbers anymore.

Timna Tanners^ Okay, got it. If I could ask a question about the cash position, switching gears, just because it’s relatively low and obviously it’s seasonal working capital build. But I just wondered if you could provide a little bit more color about how seasonal that might be or if there’s any change in the way you look at your cash position.

William Oplinger^ No, we haven’t really changed the way we look at our cash position. A couple things to keep in mind, Timna, is that unlike other quarters, we have no CP outstanding at the end of the quarter. We have not drawn on any of our short-term debt facilities.

We did have a working capital build in the quarter that was largely related to the seasonality that we see in the second quarter where we see seasonably strong volumes in the GRP business. We had built a little bit of inventory related to the automotive production ramp up. And then we had very strong sales in March, which result in a higher receivable level in March versus December.

So, you build working capital through all of those. So, not to be concerned on any of those issues, I don’t believe.

Timna Tanners^ All right, thank you.

Operator^ Josh Sullivan with Sterne, Agee.

Josh Sullivan^ Good afternoon. On your new automotive sheet targets at 2018 for $1.3 billion, how many customers does that include? Is that just for Ford? Is that just the F-150 or are you assuming a greater customer set in other units?

Klaus Kleinfeld^ First of all, Josh, welcome to Alcoa. We really appreciate you starting the coverage on us. And I think everybody will benefit from it because you know the automotive and the aerospace industry very well. And I really enjoyed your comments on the first coverage in those industries.

On the $1.3 billion, no, it doesn’t reflect that. And neither does our volume to date reflect only Ford or the F-150. This is, by the way, only North America, those numbers.

We are catering today already to everybody here in the US, basically. The big thing is obviously this gigantic change of the highest volume sell off of the last 30 years, which is the F-150 in the US. That’s a big one.

But we’re seeing that others are ramping up the shift over to lightweighting, and that’s reflected on the slide, which I think is 26 in your stack that was referred to earlier, on the left-hand side where you see the aluminum intensity per vehicle., And I think you can pretty much multiply that then with the numbers that you see coming out there.

By the way, let me be clear on this. I believe that that’s a conservative number.

Josh Sullivan^ Okay. And then just on the aerospace outlook, I know you talked a bit about the plate overhang. One of your primary competitors in the titanium fastener market has pointed to a summer changeover from the supply/demand balance becoming more attractive. Are you guys seeing that same sort of dynamic?

Klaus Kleinfeld^ In the fastener side?

Josh Sullivan^ Yes, in the titanium fastener side in particular?

Klaus Kleinfeld^ Our folks have been very optimistic in regards to also the fastener business in aerospace. And the good news is we have a leading position in the aerospace market in pretty much everything that is there. And have really been excellently positioned also in the composite planes. So, we are optimistic in this segment in general.

Josh Sullivan^ Great. Thank you for the welcome and I’ll jump back in the queue.

Operator^ Paretosh Misra with Morgan Stanley.

Paretosh Misra^ Hi everyone. I had a question about this $1.3 billion auto sheet revenue guidance you gave for 2018. What aluminum price and Midwest premium assumptions are you using for that forecast?

William Oplinger^ Paretosh, we’re essentially assuming similar prices to what we have today. So, no major upside on LME prices. We try to normalize future projections for similar prices as we have now.

Paretosh Misra^ Got it. And if I could add just a follow-up. On the scrap side, I’m hearing a lot about tightness in the scrap market. Did that have any impact on your rolled product segment in the first quarter?

William Oplinger^ No significant negative impact on GRP in the first quarter.

Klaus Kleinfeld^ And scrap prices are high, but other than that not much you can do about it.

Paretosh Misra^ Got it. Thanks guys.

Operator^ Andrew Lane, Morningstar.

Andrew Lane^ Good afternoon. In thinking about your EPS business, which has generated improved margins in each of the last four years, aluminum, of course, serves as a major input cost. And declining aluminum prices have supported margin expansion for this business.

If aluminum prices increase materially from here, have margins already peaked for the EPS segment? And then, additionally, to what degree would you expect productivity gains and a continued mix shift towards value-added high-margin products to offset the impact of higher input prices?

Klaus Kleinfeld^ Yes, that’s a very good question, Andrew. Thank you for asking this.

First of all, I love the EPS business. I love every business as long as we improve our performance. But the EPS, as you correctly point out, has a long streak of doing this. And we’re nowhere close to ending this.

One thing where I’d like to refocus you, the EPS business is much less dependent on aluminum. It’s our least dependent business on aluminum. And I would say 60% of the total volume in the EPS business is not aluminum. It’s basically titanium, it’s nickel alloys and it’s even steel.

And you see that pretty nicely in this — I have this slide in there. I never know what the page numbers are because on my stuff they are different than on yours. This is what page?

Kelly Pasterick^ 21.

Klaus Kleinfeld^ 21. On 21, when you look at our aerospace portfolio, a major share of this is the EPS business. And you see the nice material mix in there. So, 60% is basically non-aluminum in EPS.

So this impact of falling aluminum prices has not been a big impact story for the improvement in EPS. It has rather been the second point you mentioned. Our drive — we accelerated the drive in every single one of the business for more value-add, higher innovative products that gave value to our customers.

And I can go pretty much through every segment. When you are in aerospace, look at the structural casting — what we’ve done in structural casting, what we’ve done on the engine parts, we just talked about the fastener business. Our lightning strike fastener, an absolutely fantastic innovation.

So, when you go through commercial transportation, wheels I talked about today. When you go to building and construction, in one of the last quarters I talked about the innovative products around insulation, as well as blast protection on building and construction. Commercial transportation, we can also talk about some of the structural elements that we’ve done there.

So, pretty much in every one of those businesses we’ve innovated and we will continue to innovate.

Andrew Lane^ Okay, thanks, Klaus. And congratulations on another constructive quarter.

Operator^ Harry Mateer with Barclays.

Harry Mateer^ Hi, good afternoon, guys. Bill, just following up on the prior question about cash, can you just remind us what the minimum cash level is that Alcoa wants to keep on the balance sheet?

Should we expect any gross debt reduction for the balance of the year? Or will it be more of a net debt reduction as cash rebuilds? And then, last, can you just update us on any discussions with S&P and Fitch regarding getting those negative outlooks on your ratings resolved?

William Oplinger^ We typically like to keep anywhere between $0.5 billion and $1 billion of cash on hand in the quarter. As far as debt maturities, we don’t have significant debt maturities coming due. We don’t have any significant maturities until 2017.

The latest one was the convert which converted into equity. So, any build in cash, really, at this point will be a net debt reduction, not an overall debt reduction.

And to your question about Moody’s and Fitch, clearly — and we’ve said this a number of times — we keep them up to date on where we stand. We meet with them in the beginning of the year and run them through our plans. And so they have all the information they need at this point to make an informed decision.

Operator^ Sal Tharani with Goldman Sachs.

Sal Tharani^ Thank you. I wanted to ask you, you haven’t mentioned aluminum lithium for awhile. What’s going on there? And what kind of opportunity are we looking at? And when should we start to see some benefits of that in your numbers?

Klaus Kleinfeld^ This is a good question. I’m glad you asked it. Basically, we have, as you know, invested pretty heavily into getting our aluminum capacity up. And we now have the two facilities here in the US that can produce and one facility in Europe. So this is very, very nice.

We have a very nice complete aluminum lithium portfolio consisting of sheet, plate, small press extrusions, large press extrusions, hollow extrusions, forgings and multiple alloys and in multiple tempers. And we are on quite a number of key platforms from twin aisles to the A380, A350, 787, single aisle with Bombardier, the C-series, we are on there. And on the regional jets, the Gulfstream G650, and the Bombardier Global 7000 and 8000. So this is very, very nice.

And we project aluminum lithium revenues to more than quadruple over the next years to nearly roughly $200 million. I think we said that before. And we’re going to cater to this market from Lafayette as well as from our ATC location outside of Pittsburgh and from Kitts Green.

Hope that’s answering your questions. And we are excited. I hope that came across to you.

Okay, very good. This concludes the conference call for this quarter. I hope you agree with me this was a very strong quarter. We’ve seen record downstream profitability, nearly tripling results in the midstream, and we strengthened our upstream business, growth is powering through our value-add businesses. Good investments, smart investments.

We captured strong end-market demand. We are aggressively reshaping our commodity business. And we will not stop with this.

And we already, I believe, seeing the proof of our strategy, which is basically in the profit and the results. The transformation is accelerating and the repositioning, in my view, is working, so you will see more of this.

Thank you very much for listening. And stay close and you will see more of this. Thank you very much. Talk to you all, good-bye.

Operator^ Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.